Exhibit 21.1

Subsidiaries
of
Newpark Resources, Inc.
December 31, 2014

1.	NEWPARK MATS & INTEGRATED SERVICES LLC
2.	DURA-BASE DE MEXICO S.A. DE C.V.
3.	DURA-BASE NEVADA, INC.
4.	EXCALIBAR MINERALS LLC
5.	NEWPARK CANADA, INC.
6.	NEWPARK CANADA HOLDINGS LIMITED PARTNERSHIP
7.	NEWPARK CANADA INVESTMENTS LIMITED PARTNERSHIP
8.	NEWPARK DRILLING FLUIDS LLC
9.	NEWPARK ENVIRONMENTAL SERVICES MISSISSIPPI, L.P.
10.	NEWPARK ENVIRONMENTAL WATER SOLUTIONS LLC
11.	NEWPARK HOLDINGS NOVA SCOTIA CORP.
12.	NEWPARK INVESTMENTS NOVA SCOTIA CORP.
13.	NEWPARK TEXAS, L.L.C.
14.	AVA, S.P.A.
15.	AVA EASTERN EUROPE D.F.& S., S.R.L.
16.	AVA AFRICA S.A.R.L.
17.	AVA DEUTCHLAND GMBH
18.	AVA TUNISIE S.A.R.L.
19.	AVA INTERNATIONAL DRILLING FLUIDS LTD.
20.	AVA ALGERIE E.U.R.L.
21.	NEWPARK DRILLING FLUIDS do BRASIL TRATAMENTO de FLUIDOS LTDA.
22.	AVA PANNONIA
23.	DBM SERVICIOS, S.A. de C.V.
24.	Newpark Drilling Fluids International LLC
25.	Newpark Drilling Fluids Personnel Services LLC
26.	TECHNOLOGY AND ENGINEERING FOR DRILLING Fluids JSC
27.	NEWPARK LATIN AMERICA LLC
28.	NEWPARK PERU S.R.L.
29.	NEWPARK AUSTRALIA PTY LTD
30.	NEWPARK DRILLING FLUIDS (AUSTRALIA) LIMITED
31.	PT RHEOCHEM INDONESIA
32.	NEWPARK DRILLING FLUIDS INDIA PRIVATE LIMITED
33.	Newpark drilling fluids (new zealand) limited
34.	Newpark Chile Limitada
35.	Ava Ukraine, LLC
36.	terrafirma roadways limited
37.	NEWPARK DRILLING FLUIDS MIDDLE EAST LIMITED